Exhibit 2.2

List of Schedules to the Agreement and Plan of Merger

The following is a list of the subject matter of the schedules to the Agreement and Plan of Merger, which schedules were omitted from Exhibit 2.1 pursuant to Item 6.01(b)(2) of Regulation S-K.

List of Subject Matters on Disclosure Schedules

Schedule 3.01	–	C&S Knowledge
Schedule 3.03	–	Capital Stock
Schedule 3.04	–	Subsidiaries
Schedule 3.08	–	Financial Statements; Internal Controls
Schedule 3.09	–	Regulatory Reports
Schedule 3.10	–	Absence of Certain Changes or Events
Schedule 3.11	–	Legal Proceedings
Schedule 3.13	–	Company Material Contracts; Defaults
Schedule 3.14	–	Agreements with Regulatory Agencies
Schedule 3.16	–	Employee Benefit Plans
Schedule 3.18	–	Environmental Matters
Schedule 3.19	–	Tax Matters
Schedule 3.20	–	Investment Securities
Schedule 3.21	–	Derivative Transactions
Schedule 3.23	–	Loans; Nonperforming and Classified Assets
Schedule 3.25	–	Trust Business; Administration of Fiduciary Accounts
Schedule 3.26	–	Investment Management and Related Activities
Schedule 3.29	–	Community Reinvestment Act, Anti-money Laundering and Customer Information Security
Schedule 3.30	–	Transactions with Affiliates
Schedule 3.31	–	Tangible Properties and Assets
Schedule 3.32	–	Intellectual Property
Schedule 3.33	–	Insurance
Schedule 3.36	–	Transaction Costs
Schedule 4.01	–	Ozarks Knowledge
Schedule 5.01	–	Covenants of Company
Schedule 5.06	–	Regulatory Filings; Consents
Schedule 5.11	–	Employees; Benefit Plans
Schedule 5.15	–	Environmental Assessments
Schedule 5.23	–	Notice of Non-Renewal
Schedule 8.01	–	Closing Consolidated Net Book Value